UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report  September 10, 2004
(Date of earliest event reported)

MIDAMERICAN ENERGY HOLDINGS COMPANY
(Exact name of registrant as specified in its charter)

Iowa	0-25551	94-2213782
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

666 Grand Avenue, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(515) 242-4300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06    Material Impairments.

MidAmerican Energy Holdings Company ("MidAmerican"), through its indirect wholly owned subsidiaries, owns the rights to proprietary processes for the extraction of zinc, manganese, silica, and other elements in the geothermal brine and fluids utilized in energy production at certain geothermal energy generation facilities located in the Imperial Valley of California. Facilities have been installed near the geothermal energy generation facilities designed to recover zinc from the geothermal brine through an ion exchange, solvent extraction, electrowinning and casting process (the "Zinc Recovery Project").

The Zinc Recovery Project began limited production during December 2002 and has continued limited production throughout 2003 and 2004. Efforts to increase production have continued since the Zinc Recovery Project was placed in-service, with an emphasis on process modification. Management has been assessing the long-term economic viability of the Zinc Recovery Project in light of current cash flow and operating losses and the efforts to increase production, and has continued to evaluate the expected impact of the planned improvements to the extraction process during the third quarter of 2004. Furthermore, management has been exploring other operating alternatives, such as establishing strategic partnerships and consideration of ceasing operations of the Zinc Recovery Project.

On September 10, 2004, management made the decision to cease operations of the Zinc Recovery Project, effective immediately. Based on this decision, MidAmerican concluded on September 10, 2004 that a non-cash impairment charge of approximately $340 million, after tax, is required to write-off the Zinc Recovery Project, rights to quantities of extractable minerals, and allocated goodwill (collectively, the "Mineral Assets"). The charge and the related activity of the Mineral Assets will be recorded as a discontinued operation in MidAmerican’s consolidated statement of operations. Losses on discontinued operations, net of tax benefits, were $25 million, $27 million, and $17 million, respectively, for the eight-month period ended August 31, 2004 and the years ended December 31, 2003 and 2002.

In connection with ceasing operations, the Zinc Recovery Project’s assets will be sold and certain employees of the operator of the Zinc Recovery Project will be paid one-time termination benefits. As a result of ceasing operations of the Zinc Recovery Project, MidAmerican expects to make cash expenditures of approximately $13 million, consisting of pre-tax disposal costs, termination benefit costs and property taxes. Substantially all of such costs are expected to relate to disposal activities, and a portion of the disposal costs is expected to be offset by proceeds from sales of the Zinc Recovery Project’s assets. Implementation of a disposal plan will begin in September 2004 and is expected to continue into 2005.  MidAmerican also expects to receive approximately $55 million in future tax benefits.

Forward-Looking Statements

This report contains statements that do not directly or exclusively relate to historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can typically be identified by the use of forward-looking words, such as "may", "will", "could", "project", "believe", "anticipate", "expect", "estimate", "continue", "potential", "plan", "forecast" and similar terms. These statements represent MidAmerican’s intentions, plans, expectations and beliefs and are subject to risks, uncertainties and other factors. Many of these factors are outside MidAmerican’s control and could cause actual results to differ materially from such forward-looking statements.

These factors include, among others, general economic and business conditions in the jurisdictions in which MidAmerican’s facilities are located; governmental, statutory, regulatory or administrative initiatives or ratemaking actions affecting MidAmerican or the electric or gas utility, pipeline or power generation industries; weather effects on sales and revenues; general industry trends; increased competition in the power generation, electric utility or pipeline industries; fuel and power costs and availability; continued availability of accessible gas reserves; changes in business strategy, development plans or customer or vendor relationships; availability, term and deployment of capital; availability of qualified personnel; risks relating to nuclear generation; financial or regulatory accounting principles or policies imposed by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, the SEC, the Federal Energy Regulatory Commission and similar entities with regulatory oversight; market and pricing risks relating to the disposal of the Zinc Recovery Project’s assets pursuant to the disposal plan; and other business or investment considerations that may be disclosed from time to time in MidAmerican’s SEC filings or in other publicly disseminated written documents.

MidAmerican undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exclusive.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDAMERICAN ENERGY HOLDINGS COMPANY
(Registrant)
Date: September 10, 2004
/s/ Douglas L. Anderson
Douglas L. Anderson
Senior Vice President